Exhibit 99.1

EARNINGS RELEASE	July 26, 2006

NORTHWEST PIPE REPORTS QUARTERLY RESULTS;

RECORD BACKLOG

Portland, Oregon, July 26, 2006... Northwest Pipe Company (NASDAQ: NWPX) today announced its financial results for the second quarter of 2006. The Company reported sales of $77.9 million compared to $86.4 million in the second quarter of 2005. Quarterly net income was $7.3 million, or $1.03 per diluted share, compared to $3.4 million, or $0.49 per diluted share, in the second quarter of 2005.

“We showed a significant increase in earnings,” said Brian Dunham, president and chief executive officer. “This was primarily due to the $7.7 million pre-tax gain on the sale of our Riverside property which closed during the quarter.” The Company announced the agreement to sell this property and the consolidation of its operations into its Adelanto facility last year.

“We are also pleased to announce a 26% increase in backlog, reaching a new record level of $163 million. This will favorably impact our results in the next few quarters,” Dunham concluded.

Water Transmission

Sales in the Water Transmission Group were $51.3 million in the second quarter of 2006, compared to $60 million for the second quarter last year. The gross profit for this Group was $9.8 million, or 19.1% of sales, compared to $12.5 million, or 20.8% of sales, last year. “The Water Transmission Group’s sales and gross margin were less than we had expected, largely due to timing issues that are inherent in our business. In addition, our Adelanto facility operated at a lower than expected level as we worked through final consolidation issues,” commented Dunham.

Tubular Products

The Tubular Products Group’s sales were $22.6 million in the second quarter of 2006, consistent with the $22.9 million reported for the second quarter last year and somewhat higher than forecasted. “In general, all of our markets were a little stronger than we had anticipated,” said Dunham.

Gross profit was $2.7 million for the quarter compared to only $1.1 million in the second quarter of 2005. Gross profit as a percent of sales was 11.7% in the second quarter of 2006, compared to 4.9% in 2005. “Gross profit has continued to improve as our strategy to refine our product offerings goes into full effect. Our gross margin as a percent of sales has now increased for four consecutive quarters,” noted Dunham.

Fabricated Products

The Fabricated Products Group generated sales of $3.9 million during the quarter, primarily of propane tanks, compared to $3.6 million in the second quarter of 2005. Gross margin was $334 thousand compared to $133 thousand for the same quarter last year. “We have nearly completed installing our new manufacturing lines in our Monterrey, Mexico facility and expect to start showing increasing sales as we add new products to this Group later this year,” said Dunham.

Riverside Sale

An agreement to sell the Riverside property was reached last year. Over the past twelve months, the Company has been relocating equipment to its Adelanto facility and consolidating all operations at that site. The transaction closed during this quarter. After transaction costs and the final costs associated with vacating the property, the Company recorded a pre-tax gain of $7.7 million on this transaction.

Backlog and Outlook

The backlog at June 30, 2006 was $163 million. “Bidding activity in the second quarter was very good and resulted in a record backlog. As we look ahead,” Dunham continued, “we expect third quarter bidding activity to continue to be very positive. At this time, our production rates and revenues should increase in the third quarter and our backlog may also increase if bidding activity continues as projected.”

Tubular products demand has been solid. We expect volume to remain strong in the third quarter followed by a typical seasonal slowing in the fourth quarter. “Our stated objective has been to get margins in this business back into the low double digits,” said Dunham. “We have achieved this in each of the past two quarters. Based upon our projected product mix, we should see another modest increase in margins in the third quarter before leveling in the last quarter of the year.”

About Northwest Pipe

Northwest Pipe Company manufactures welded steel pipe in three business groups. Its Water Transmission Group is a leading supplier of large diameter, high-pressure steel pipe products that are used primarily for water transmission in the United States and Canada. Its Tubular Products Group manufactures smaller diameter steel pipe for a wide range of construction, agricultural, energy, industrial and mechanical applications. Its Fabricated Products Group manufactures propane tanks and other fabricated products. The Company is headquartered in Portland, Oregon and has nine manufacturing facilities across the United States and Mexico.

Forward-Looking Statements

Statements in this press release by Brian Dunham and statements in the “Backlog and Outlook” section of this press release are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements reflect management’s current views and estimates of future economic and market circumstances, industry conditions, Company performance and financial results. Actual results could vary materially from the description contained herein due to many factors, including project delays, changes in bidding activity, market demand, operating efficiencies, availability and price of raw materials, availability and market acceptance of new products, product pricing, competitive environment, and other risks described from time to time in the Company’s reports to the Securities and Exchange Commission. The forward-looking statements we make today speak only as of today and we do not undertake any obligation to update any such statements to reflect events or circumstances occurring after today.

CONTACT:	Brian Dunham
Chief Executive Officer
503-382-2332

NORTHWEST PIPE COMPANY

STATEMENTS OF OPERATIONS

(Dollar and share amounts in thousands, except per share amounts)

	Three Months Ended June 30		Six Months Ended June 30
	2006	2005	2006	2005
Net Sales:
Water Transmission	$51,343	$59,963	$107,290	$115,996
Tubular Products	22,593	22,881	41,493	42,446
Fabricated Products	3,920	3,582	7,891	6,742

Net Sales	77,856	86,426	156,674	165,184
Cost of Sales:
Water Transmission	41,527	47,498	87,301	93,204
Tubular Products	19,939	21,754	36,931	39,562
Fabricated Products	3,586	3,449	7,174	6,496

Total Cost of Sales	65,052	72,701	131,406	139,262
Gross Profit:
Water Transmission	9,816	12,465	19,989	22,792
Tubular Products	2,654	1,127	4,562	2,884
Fabricated Products	334	133	717	246

Gross Profit	12,804	13,725	25,268	25,922
Selling, General and Administrative	6,894	6,430	13,310	12,533
Gain on Sale of Asset	(7,674)	—	(7,674)	—

Operating Income	13,584	7,295	19,632	13,389
Interest Expense	1,729	1,721	3,487	3,602

Income Before Income Taxes	11,855	5,574	16,145	9,787
Provision for Income Taxes	4,532	2,146	6,184	3,768

Net Income	$7,323	$3,428	$9,961	$6,019

Basic Earnings per Share	$1.07	$0.51	$1.45	$0.89

Diluted Earnings per Share	$1.03	$0.49	$1.40	$0.86

Shares Used in Per Share Calculation:
Basic	6,854	6,762	6,848	6,731

Diluted	7,131	7,010	7,128	7,012